EX-5.1
                   Opinion of Wilson Sonsini Goodrich & Rosati


                                                                     Exhibit 5.1


                                                January 12, 1999




Xiox Corporation
557 Airport Boulevard, Suite 700
Burlingame, CA 94010

         Re:  Xiox  Corporation  (the  "Company")   Registration   Statement  on
Amendment 1 to Form S-3

Ladies and Gentlemen:


         We have examined the Registration Statement on Amendment 1 to Form S-3 to be filed with the Securities and Exchange Commission (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of a shelf offering of (i) 2,693,686 shares of the Company's common stock, $.01 par value per share (the "Shares") and (ii) up to 50,000 shares of the Company's common stock, $.01 par value per share, issuable upon exercise of certain warrants to purchase common stock of the Company (the "Warrant Shares"). As your counsel, we have examined the proceedings proposed to be taken in connection with the sale and issuance of the above-referenced securities.


         It is our opinion that the Shares are, and that the Warrant Shares when issued upon exercise of the warrants referred to in the Registration Statement will be, legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.


                                            Very truly yours,

                                            WILSON, SONSINI, GOODRICH & ROSATI
                                            Professional Corporation


                                            / / Wilson Sonsini Goodrich & Rosati

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